Exhibit 23.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this amended Registration Statement of Father Time, Inc. (the “Company”) on Form S-1 of our report dated April 17, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets as of December 31, 2019 and 2018, and the statements of operations, stockholders' deficit and cash flows for each of the two years ended December 31, 2019, which report appears in the Prospectus, which is part of this amended Registration Statement.

We also consent to the reference to us under the caption “Experts” in the amended Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

June 4, 2020

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665